Valera Pharmaceuticals Reports Third Quarter
2006 Financial Results; Reviews Milestone Progress and
Announces a New Development Program

Cranbury, N.J., November 8, 2006 – Valera Pharmaceuticals (NASDAQ:VLRX), a specialty pharmaceutical company focused on the development, acquisition and commercialization of products for the urology and endocrinology markets, today reported results for the third quarter and nine months ended September 30, 2006.

Valera also reviewed milestone progress for its lead development products, announced a new pipeline program for the development of a biodegradable ureteral stent, and highlighted strategic initiatives and options for broadening the U.S. market penetration of VANTAS®, a once-per-year LHRH implant therapy for advanced prostate cancer.

Third Quarter and Nine Month Financial Results

Third-quarter 2006 net product sales were $2.9 million, a 21% decline from the $3.7 million recorded in the third quarter of 2005. For the three months ended September 30, 2006, Valera sold 1,968 units of VANTAS at a net average selling price of $1,478 per unit as compared to 1,747 units at a net average selling price of $2,099 for the same period in 2005. VANTAS sales in the third-quarter 2006 reflect further decreases in Medicare reimbursement rates plus pressure on unit shipments arising from price discounting of a competitive product. The decrease in unit shipments on a consecutive quarter basis from the 3,959 units shipped in the second quarter of 2006 largely reflects the interruption in VANTAS shipments in the third quarter of 2005 which led to an anticipated loss in re-implantation procedures during the third quarter of 2006.

Net product sales for the nine months ended September 30, 2006 were approximately $14.6 million, compared to $21.6 million in the prior year period. The decline was primarily a result of lower net average selling prices due to decreased Medicare reimbursement rates for VANTAS as well as increased competition around pricing in the class of LHRH drugs. For the nine months ended September 30, 2006, Valera sold 9,339 units of VANTAS in the United States at a net average selling price of $1,549 per unit, compared to 8,646 units at a net average selling price of $2,502 for the same period in 2005. Including the second quarter 2006 pre-launch shipment of 115 units of VANTAS to Paladin Labs in Canada, worldwide unit sales of VANTAS increased 9% to 9,454 units for the nine months ended September 30, 2006.

As of September 30, 2006, cash, cash equivalents, and investments were approximately $18.9 million compared to $2.3 million as of December 31, 2005. The cash position reflects the completion of Valera’s initial public offering of common stock in February 2006, which generated net proceeds of approximately $30 million.

David S. Tierney, MD, President and Chief Executive Officer said, “Although we continue to experience net average selling price declines for VANTAS as a result of decreased Medicare reimbursement rates and more aggressive pricing by our competition, we believe physicians continue to recognize the significant clinical and lifestyle benefits VANTAS offers their patients.”

Dr. Tierney continued, “While we are evaluating many options to mitigate the impact of this challenging pricing environment and expand the potential commercial efforts behind VANTAS, we are managing the business, both financially and operationally, to ensure we can execute on our plans to create value from our pipeline and core technology. We have two near-term opportunities, SUPPRELIN®-LA for central precocious puberty and VALSTAR® for bladder cancer, that will help leverage our specialized sales force and infrastructure and provide revenue growth opportunities.”

Dr. Tierney concluded, “Our product pipeline remains on track with regard to clinical and regulatory milestones. In fact, during the third quarter we successfully completed a proof-of-concept study for a biodegradable ureteral stent which is being developed to be naturally voided from the body, a significant advantage over existing ureteral stents. We expect to bring this into additional porcine model studies in the fourth quarter. Looking ahead, we are excited about the potential new products we hope to bring to the market.”

SUPPRELIN-LA

In September, Valera announced that the U.S. Food and Drug Administration (FDA) accepted the submission of its New Drug Application (NDA) for SUPPRELIN-LA, the Company’s 12-month implant for the treatment of central precocious puberty (CPP), or the early onset of puberty in young children. The FDA established a PDUFA date of May 3, 2007 for the expected completion of its review of the NDA. Also during the third quarter, Valera’s SUPPRELIN-LA manufacturing facilities in Cranbury, New Jersey successfully underwent an FDA pre-approval inspection.

SUPPRELIN-LA utilizes Valera’s proprietary and patented Hydron technology for the continuous 12-month delivery of histrelin, a highly potent LHRH agonist previously approved by the FDA for treating CPP. The current U.S. market for treating CPP is estimated at over $75 million and is dominated by intramuscular injections of leuprolide administered every three to four weeks, a course of therapy that could last three to five years depending upon the age of the child at the time of diagnosis.

VALSTAR

As previously announced, during 2006 Valera acquired the NDA and other assets associated with the product known as VALSTAR. VALSTAR is the only FDA-approved therapy of BCG-refractory carcinoma in situ of the urinary bladder in patients for whom bladder removal would be associated with unacceptable morbidity or mortality.

During recent small batch production studies, Valera observed an unacceptable degradation of an excipient, or additive, used with the active drug valrubicin in formulating VALSTAR. This was similar in nature to the problem which led to VALSTAR’s voluntary withdrawal from the market in 2002. Further development work by Valera resulted in an upgrade of this additive to produce a new, stable formulation of VALSTAR which will be used for the validation and re-launch of the product. Valera is targeting a first-half 2007 launch in the United States.

Ureteral Stent — New Pipeline Program

During the third quarter, Valera successfully completed proof-of-concept studies of a flexible, biodegradable polymer-based ureteral stent. Ureteral stents are plastic tubes inserted into the ureter to allow urine to drain from the kidney to the bladder when the flow of urine may be obstructed due to a number of conditions, including kidney stones and inflammation. Currently available ureteral stents require physician intervention for removal from the body.

A biodegradable ureteral stent could be naturally voided by the body, a potentially important advantage over existing stents. The Company expects to move this program into larger porcine model studies during the fourth quarter which, if successful, could lead to a 510k filing with the FDA in 2007.

Octreotide Implant

Valera’s Phase I/II(a) clinical trials of its octreotide implant for treating acromegaly, or giantism, originally employed 50 mg and 100 mg of the active agent, with the latter involving the implantation of a pair of 50 mg implants. Following these trials, Valera identified 84 mg as the optimal dosing level of octreotide for the development of a single implant for the continuous six-month treatment of acromegalic patients. Thus, Valera intends to initiate pharmaco-kinetic/pharmao-dynamic studies on the 84 mg implant in preparation for pivotal Phase III trials. Valera expects to begin a pivotal Phase III trial during the second or third quarter of 2007.

VANTAS — Europe

During the third quarter of 2006, Valera entered into a joint venture with Spepharm Holding B.V., granting exclusive marketing and distribution rights to VANTAS and SUPPRELIN-LA in the European Union, Switzerland and Norway.

Following the marketing authorization for VANTAS in late 2005 from the Danish Medicines Agency, Valera intends to pursue approvals for VANTAS in other EU member countries under the Mutual Recognition Procedure. During the third quarter, Valera submitted applications for approval of VANTAS to the regulatory authorities in Germany, the UK, Italy, Spain and Ireland.

VANTAS — United States

The Company’s net product sales are currently generated from U.S. sales of VANTAS, its once-per-year LHRH implant for the palliative treatment of prostate cancer.

The U.S. LHRH market is characterized by a highly complex and challenging Medicare reimbursement environment which can vary by state or region according to the 23 Medicare carriers which, in the aggregate, cover all fifty states. Valera is devoting resources to examine the intricacies of the Medicare system and to identify and implement appropriate strategies and tactics to deal with this system and support the potential growth of VANTAS sales. Valera believes that VANTAS offers certain advantages over competitive products, including the efficiency for physicians in administering to the needs of their less ambulatory patients and certain pharmaco-economic benefits for physician practices. In addition, VANTAS is the only product for advanced prostate cancer that delivers the highly potent LHRH agonist histrelin.

Valera is currently reviewing a number of strategic options to broaden the penetration of VANTAS into the LHRH market including co-promotion opportunities and deepening its focus on the non-Medicare portion of the LHRH market. Approximately 20% of the LHRH market involves private pay healthcare insurance, representing a comparatively large and untapped marketplace for Valera. During the three months ended September 2006, Valera began focusing resources on expanding its relatively small share of this market and is beginning to see traction.

Conference Call Information

Valera Pharmaceuticals will conduct a conference call today, November 8, 2006, at 8:30 a.m. ET to discuss its financial results and its progress with respect to certain milestones. To participate in this conference, dial (800) 289-0528 shortly before 8:30 a.m. ET. The live conference call and a replay, through November 30, 2006, are available as a webcast which can be accessed via the Investors and Media Center pages of Valera’s website at www.valerapharma.com.

About Valera Pharmaceuticals

Valera Pharmaceuticals is a specialty pharmaceutical company focused on developing, acquiring, and commercializing products to treat urology and endocrinology diseases and disorders. Utilizing its innovative Hydron technology, Valera is developing soft, compact and flexible hydrogel-based implants which can be designed to release therapeutic agents at a controlled rate for up to twelve months. VANTAS®, a patent protected once-per-year implant currently marketed by Valera for the palliative treatment of advanced prostate cancer, employs this drug delivery technology. Additional information about Valera Pharmaceuticals is available at: http://www.ValeraPharma.com/

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, estimates and projections about Valera’s business and operations. Words such as “aim”, “target,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “assumes” and “estimates,” and variations of these words and similar expressions, are intended to identify forward-looking statements. Such forward looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Valera’s control, and are not guarantees of future performance. Although Valera believes these statements are based on reasonable assumptions, there are a number of factors that may cause actual results to differ materially from those expressed, implied or forecasted in these statements. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, reimbursement decisions by government healthcare agencies and private party insurers for our products, legislative and regulatory proposals that may impact our ability to sell VANTAS and any other products we develop, risk that other companies may develop competitive products, uncertainty regarding patents and intellectual property rights related to our products and products in development, uncertainty as to patent litigation that may arise in the future, uncertainty of future profitability and cash generation from operations, risk inherent in international transactions and future expenditures for sales and marketing programs. These risks and uncertainties include, among others, those described in “Risk Factors’’ contained in Valera’s Form 10-K as filed with the Securities and Exchange Commission (SEC) on March 20, 2006, as updated in Valera’s Form 10-Q as filed with the SEC on August 9, 2006, and as may be updated from time to time. You are cautioned not to place undue reliance on these forward-looking statements. You should read Valera’s filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q, and the documents that Valera refers to therein and have filed as exhibits with the understanding that actual future results and events may be materially different from what Valera currently expects. The forward-looking statements included in this press release reflect Valera’s views and assumptions only as of the date of this press release. Except as required by law, Valera undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
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Contact at Valera Pharmaceuticals
Stuart Z. Levine, Ph.D.
Director, Investor Relations
609-409-9010 Ext. 3202
slevine@valerapharma.com

Financial Tables Follow

VALERA PHARMACEUTICALS, INC
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Net product sales	$2,909	$3,668	$14,649	$21,633
Licensing revenue	104	10	116	26

Total net revenue	3,013	3,678	14,765	21,659
Operating costs and expenses:
Cost of product sales	883	809	3,997	4,783
Research and development	1,880	1,490	5,714	4,411
Selling and marketing	3,226	2,911	9,705	8,232
General and administrative	1,987	1,595	5,598	4,128
Amortization of intangible assets	26	—	52	—

Total operating costs and expenses	8,002	6,805	25,066	21,554

(Loss) income from operations	(4,989)	(3,127)	(10,301)	105

Interest income	269	20	774	49
Interest expense	—	(1)	(27)	(3)

(Loss) income before income taxes	(4,720)	(3,108)	(9,554)	151
Benefit from income taxes	(36)	(300)	(16)	—

Net (loss) income	$(4,684)	$(2,808)	$(9,538)	$151

Basic net (loss) income per share	$(0.31)	$(1.68)	$(0.73)	$0.09
Diluted net (loss) income per share	$(0.31)	$(1.68)	$(0.73)	$0.01
Basic weighted average number of shares outstanding	14,906	1,667	13,123	1,667
Diluted weighted average number of shares outstanding	14,906	1,667	13,123	11,358
Proforma basic net (loss) income per share	$(0.31)	$(0.26)	$(0.66)	$0.01
Proforma diluted net (loss) income per share	$(0.31)	$(0.26)	$(0.66)	$0.01
Proforma basic weighted average number of shares outstanding	14,906	10,675	14,416	10,501
Proforma diluted weighted average number of shares outstanding	14,906	10,675	14,416	11,358
Note: Proforma weighted average shares assumes conversion of preferred shares into common shares as of the beginning of each period.

VALERA PHARMACEUTICALS, INC
BALANCE SHEETS
(in thousands, except par value)

	September 30,	December 31,
	2006	2005
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$15,891	$2,340
Investments held-to-maturity	2,982	—
Accounts receivable, net of allowances of $318 at September 30, 2006 and $385 at December 31, 2005	2,311	4,488
Inventories, net	5,569	3,191
Prepaid expenses and other current assets	841	726

Total current assets	27,594	10,745
Property, plant and equipment, net of accumulated depreciation of $1,788 at September 30, 2006 and $1,374 at December 31, 2005	7,513	4,194
Deferred offering costs	—	1,378
Intangible assets, net of accumulated amortization of $52 at September 30, 2006	473	—
Other non current assets	169	215

Total assets	$35,749	$16,532

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$3,233	$1,421
Accrued liabilities	2,314	4,607
Note payable	—	1,525
Deferred revenue — current	—	329
Capital lease obligations — current	11	18

Total current liabilities	5,558	7,900
Capital lease obligations — long term	15	—
Deferred revenue— long term	300	300
Commitments and contingent liabilities
Series A 6% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 7,000 shares issued and
outstanding; liquidation preference — $0 and $7,598 at September 30, 2006 and December 31, 2005, respectively	—	13,604
Series B 10% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 22,069 shares issued and outstanding; liquidation preference—$0 and $20,221 at September 30, 2006 and December 31, 2005 respectively	—	15,082
Series C 6% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 11,600 shares issued and outstanding; liquidation preference — $0 and $12,590 at September 30, 2006 and December 31, 2005, respectively	—	11,239

Shareholders’ equity (deficit):
Common stock, $0.001 par value; 30,000 authorized, 14,935 and 1,667 issued and outstanding at September 30, 2006 and December 31, 2005, respectively	15	2
Additional paid-in-capital	79,060	8,696
Deferred stock-based compensation	—	(630)
Accumulated deficit	(49,199)	(39,661)

Total shareholders’ equity (deficit)	29,876	(31,593)

Total liabilities and shareholders’ equity (deficit)	$35,749	$16,532